UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 12, 2010
________________

Community Shores Bank Corporation
 (Exact name of registrant as specified in its charter)

Michigan	000-51166	38-3423227
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

1030 W. Norton Avenue, Muskegon, Michigan	49441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	231-780-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 12, 2010, Community Shores Bank Corporation (the "Company") received a letter from The Nasdaq Stock Market ("Nasdaq") notifying the Company that it no longer meets Nasdaq's continued listing requirement under Listing Rule 5550(a)(2) (the "Bid Price Rule") because the bid price for the Company's common stock has closed below $1.00 per share for 30 consecutive business days.

The notification does not result in the immediate delisting of the Company's common stock from The Nasdaq Capital Market because, pursuant to Listing Rule 5810(c)(3)(A), the Company has 180 days (until April 11, 2011), to regain compliance with the Bid Price Rule.  If by April 11, 2011, the bid price of the Company’s common stock closes at $1.00 per share or more for at least 10 consecutive business days, Nasdaq has stated that it will notify the Company that compliance has been attained and that this matter will be closed.

If compliance with the Bid Price Rule cannot be established by April 11, 2011, the Company’s common stock will be subject to delisting from The Nasdaq Capital Market.  The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on The Nasdaq Capital Market.  The Company plans to continue to evaluate its options with respect to maintaining the listing of its common stock on The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Shores Bank Corporation

By:   /s/  Tracey A. Welsh
Tracey A. Welsh
Senior Vice President, Chief Financial
Officer and Treasurer

Date:  October 18, 2010